Exhibit 99.1

NRG Energy, Inc. confirms proposal to Calpine

¯Transaction would create the definitive competitive power generation company¯

•	The combined company would create the archetypical U.S. wholesale power generation company¯ multi-regional, multi-fuel, across-the-merit-order and appropriately-scaled;

•	The combined company would consist of four fully capable regional generation businesses, each consisting of at least 8GW of existing generation, spanning all of the major competitive power generation markets in the United States; and

•	The newly combined company would benefit from, and be in an enhanced position to execute a strategy based on both intrinsic growth through, the investment in new generation from wind to nuclear and the regular return of capital to its combined shareholders.

PRINCETON, NJ; (May 21, 2008)—In light of the disclosure of the terms of its offer by Calpine Corporation (NYSE: CPN), NRG Energy, Inc. (NYSE: NRG) confirmed today the Company’s proposal to enter into a combination with Calpine Corporation. In a letter dated May 14, 2008, NRG proposed to purchase all of Calpine’s outstanding capital stock in an all stock transaction. The proposed fixed exchange ratio would be 0.534 NRG shares which represents approximately $23 per Calpine share as of May 14, 2008. This offer represents a 16% premium to the May 13, 2008 closing price and approximately 20% to the 30-day trading average for Calpine stock price at that time.

“The combined company would be the culmination of what we in this industry have aspired to become,” said David Crane, President and Chief Executive Officer, NRG Energy. “We look forward to working with Calpine to demonstrate the full potential of the benefits enumerated in our letter for our respective shareholders. This is, quite simply, the right deal, at the right point in time, between the right partners.”

The text of the letter sent on May 14 to William Patterson, Chairman, Calpine Corporation is included below.

May 14, 2008

William Patterson, Chairman
Calpine Corporation
c/o SPO Partners & Co
591 Redwood Highway, Suite 3215
Mill Valley, CA 94941

Dear Bill:

Thank you for meeting with David several weeks ago. It was a great pleasure to discuss the state of the industry and the challenges that both of our companies will need to navigate in the future. We have a great amount of respect for Calpine, and have had such respect for a considerable period of time. We understand firsthand the potentially profound impact of future market developments on our respective businesses, the exciting opportunities open to both our companies and also the challenge inherent in building a dynamic, effective organization coming out of Chapter 11.

It is our belief that a Calpine and NRG merger, at this point in time, creates a combined company the likes of which this industry has never seen: a fully capable, multi-fuel, across-the-merit order company with four highly coherent regional businesses, of at least 8 GW each, spanning all of the major competitive power generation markets in the United States. As such, we are contemplating a transaction that is transformative to our respective companies, transformative to the industry and transformative to our respective shareholders from the point of view of present and future value creation.

Indeed, the strategic benefits to both companies are so numerous that we have attached our own short list of the top 10 strategic benefits of the merger.

Since our meeting, NRG has continued to evaluate a possible financial combination and based on that evaluation, we are convinced that we can offer a proposal that presents a compelling proposition for all constituencies. To that end, we have been unanimously authorized by our Board of Directors to propose the purchase of all the outstanding capital stock of Calpine (assuming 500 million fully diluted shares as of May 13, 2008) in an all stock merger transaction. Based on our current analysis, the proposed fixed exchange ratio would be 0.534x which represents $23 per Calpine share (based on yesterday’s respective closing prices). This offer represents a 16% premium to yesterday’s closing price and approximately 20% to the 30-day trading average for Calpine stock price. In addition, this would be a non-taxable transaction for your shareholders.

Bill, when David met with you, you mentioned the importance of realizing the upside potential embedded in Calpine’s stock. We believe that under the proposed transaction, Calpine shareholders would benefit not only from the substantial upside potential inherent in the combination, including the combination’s significant financial strength and credit enhancement, but also from the upside potential embedded in NRG’s stock at current price levels on a standalone basis.

As one publicly available proxy of valuation upside, if you consider our proposed fixed exchange ratio (0.534x) against the consensus price target of the three sellside analysts covering Calpine ($22) and the consensus price target of our 14 sellside equity analysts covering NRG ($52), it would represent an additional 24% of value uplift for Calpine’s shareholders.

Further, over the past four years, we have had multiple experiences with large concentrated ownership positions in our stock. In each instance there was successful integration and liquidity and value creation for those owners and our broader shareholder base.

We also believe we can structure a proposal that provides some value to your previous shareholders who own the warrants expiring this August, but would like to discuss with you the nature of such a proposal.

We recognize this proposal comes at a time when you are seeking to hire your own management team and, as such, you can ill afford to suspend that search for any significant length of time. However, we believe the ability to graft NRG’s management team onto the combined company would be viewed favorably by Calpine’s directors and shareholders.

Because we have reviewed the extensive publicly available information regarding Calpine we would anticipate being able to conduct our further necessary confirmatory due diligence within a three-week period. While our team conducts due diligence regarding key financial, operational, environmental, legal, regulatory and tax aspects of the transaction, we would also hope to work with you and your advisors to negotiate definitive transaction documentation. NRG has the necessary resources to complete the diligence review and document negotiations in this timeframe, including outside counsel and financial advisors, all of whom have been formally retained.

In addition to the approval of your own shareholders, NRG shareholder approval will also be required to consummate this transaction. We are confident that both sets of shareholders will support our proposal. In addition, we have done a preliminary analysis of the regulatory approvals that would be required and would plan to work closely with Calpine to ensure these approvals can be obtained as quickly as possible.

We recognize that much of the future value inherent in the combination of our businesses would depend upon the knowledge and skills of your operational management and employees. We therefore would intend this to be a collaborative effort that draws the best talent from both companies (including Board participation). We have deep experience and a very strong record in the positive assimilation of other businesses (including their operating and management personnel) as demonstrated by our highly successful (on all levels) combination with Texas Genco in 2006.

We are approaching this transaction on a private basis, as we approach all such transactions, but it is up to you whether you choose to make our offer public in order to ascertain the depth and breadth of shareholder support. We would simply emphasize that our offer is based on a fixed exchange ratio merger based on the intrinsic value of the two companies as reflected in the market before the arbs and others work to distort relative value. We know and highly respect several of your Board members and we would, of course, be happy to meet with you and your Board to present the benefits of this combination if you consider it appropriate.

We hope that you share our enthusiasm for bringing our two great companies together. We sincerely look forward to having the opportunity to work with you toward a successful combination and would request a response to our proposal within the next week.

Sincerely,

/S/ David Crane

David Crane
President & Chief Executive Officer

/S/ Howard Cosgrove

Howard Cosgrove Chairman

Top 10 Strategic Benefits of the Transaction

1. Scale with Purpose. Power generation is a scale business. NRG/CPN would be a more than 45,000MW, $38 billion enterprise value, $20 billion market cap company with four highly coherent regions of at least 8 GW each. As such, this transaction would be transformative not only for both companies but for the power industry as a whole. Such a company would be an attractive candidate for multiple expansion.

2. Merit Order and Fuel Diversification. The key to success in wholesale power generation is having an asset portfolio that dispatches efficiently and economically across the merit order from solid fuel-fired base load (which CPN has none of and NRG has), through efficient 7 heat rate load-following CCGTs (which NRG has none of and CPN has in abundance), to peakers (both have) and, finally, supplemented by renewables (CPN has almost 800 MWs of geothermal in California; NRG has a few hundred MWs of wind power in Texas (and growing)).

3. Regional Diversification. The United States is not a national electricity market but rather a series of regional wholesale power markets each with its own supply-demand dynamics. As a highly cyclical industry, market diversification is very important. Currently NRG has two solid, scale regions (Texas, Northeast) and two “almost” regions (South Central, California). CPN has one very strong region (CA), one “half” region (TX), and two sets of scattered assets (NE, SE). Put the two companies together and you have one company with four fully capable regions, spanning all of the domestic competitive power generation markets, each with over 8,000 MW of generation and the full range of base to peaking capability.

4. Management. CPN does not have permanent management. NRG brings to the combination the best, most respected management team in the industry; moreover, it is a deep team and one that has been developed and enhanced over time to be not only a strong group of individual managers but a cohesive team as well and one that is deeply experienced in assimilating major acquisitions. On its own, CPN undoubtedly can recruit skilled individual executives but they will be expensive and it will take them time to build a team.

5. Stock Liquidity. At its new size, the combined company becomes a “must own” for anyone tracking the sector. NRG’s investor profile would gain more index holders as this transaction enhances our prospects for S&P 500 and Dow Jones 30 Utilities index inclusion. This is a major plus for NRG but even a larger advantage for CPN, which suffers from relatively low trading liquidity and a relative lack of coverage. NRG currently is covered by at least 14 sellside analysts (13 of whom have a “buy” on NRG) while CPN is covered by three analysts.

6. Tax Optimization. CPN has $5.1 bn of NOLs and other possible tax benefits which, as a standalone company, they will have trouble optimizing any time soon. NRG, now becoming a full taxpayer four years out of Chapter 11, can optimize the use of the these tax attributes.

7. G&A. CPN is headquartered in Houston where NRG has a major office as well. All regions of the two companies overlap each other. We expect to be able to extract, in relatively short order, at least $100 million/yr in G&A savings. Other savings and benefits associated with the greater scale of the combined company are not quantified but we believe there would be substantial gain (as there was when NRG acquired Texas Genco) in incorporating CPN into NRG’s highly successful “Focus on ROIC at NRG” (FORNRG) program.

8. Financial Strength and Credit Enhancement. CPN, like most companies straight out of Chapter 11 (including NRG four years ago) is slightly over-levered, relatively short on liquidity (in these highly volatile times) and hampered by a relative dearth of counterparties. NRG reduces the leverage of the combined company, significantly enhancing consolidated credit metrics. NRG also will contribute $2.5 billion in current liquidity and more than 10 major counterparties in its first-lien structure.

9. Growth Platform. CPN, like NRG when it was in Chapter 11, kept very few of its development projects alive. Starting with the announcement of “RepoweringNRG” in June 2006, NRG has pushed forward multiple development projects in all of its four regions and now has four projects under construction and several more in the advanced development pipeline. Indeed, thanks in significant part to NRG’s leading position and exciting prospects in new nuclear (STP 3 and 4; the NINA joint venture with Toshiba), NRG’s growth projects would benefit from the larger platform that the combined company would provide.

10. Carbon and Other Political Advocacy. NRG, alone and through its membership in USCAP and the 3C Initiative, already is a leading industry voice in favor of responsible federal climate change legislation, including provisions that would provide substantial inducements for new low and no carbon technology projects of the type that NRG has been developing for the past three years. The greater size and the California nexus of CPN’s asset base will enhance the political voice of the combined company even further than what NRG could achieve on its own. For CPN, it is instant political access and credibility as it enables them to take advantage of the political and regulatory credibility that we have laboriously built up over the past few years.

About NRG
A Fortune 500 company, NRG Energy, Inc. owns and operates a diverse portfolio of power generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration and thermal energy production facilities. NRG also has ownership interests in generating facilities in Australia and Germany. NRG is a member of USCAP, a diverse group of business and environmental organizations calling for mandatory legislation to achieve significant reductions of greenhouse gas emissions. NRG is also a founding member of “3C—Combat Climate Change,” a global initiative with companies calling on the global business community to take a leadership role in designing the road map to a low carbon society.

More information on NRG is available at www.nrgenergy.com

Safe Harbor Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, future growth and financial performance and the expected synergies and other benefits of the transaction described herein; and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to realize expected tax benefits, our ability to achieve the expected timing and benefits of our RepoweringNRG project and our ability to realize expected synergies and other benefits as a result of the combination described herein.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause the Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect the Company ‘s future results included in the Company ‘s filings with the Securities and Exchange Commission (“SEC”) at www.sec.gov.

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Contacts:
Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	Kevin Kelly 609.524.4527
David Knox 713.824.6445

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement NRG Energy, Inc. (“NRG”) would file with the Securities and Exchange Commission (the “SEC”) if an agreement between NRG and Calpine Corporation (“Calpine”) is reached or for any other documents which NRG may file with the SEC and send to NRG or Calpine stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NRG AND CALPINE ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by NRG through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

NRG and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NRG’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 28, 2008, and its proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2008. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.